Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727 Dave Urban, vice president, director of investor relations 414 765-7853

MARSHALL & ILSLEY CORPORATION ENTERS INTO

ACCELERATED SHARE BUYBACK

Milwaukee, Wis. – November 13, 2007 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) today announced it has agreed to repurchase $114 million of its outstanding stock.

The shares will be purchased from Credit Suisse International through an accelerated share repurchase agreement.  Under the stock purchase agreement, M&I has agreed to repurchase $114 million worth of its outstanding common stock.  The total number of shares to be repurchased will be based on the adjusted volume-weighted average price of M&I’s stock through a contractually specified averaging period expected to conclude by the end of 2007.

Prior to the repurchase that was announced today, approximately 5.7 million shares remained available for repurchase in calendar 2007 under prior authorizations by Marshall & Ilsley Corporation’s Board of Directors.  The Corporation’s Board of Directors has authorized the repurchase of up to 12 million shares in each calendar year, including 2008.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 49 locations throughout Arizona; 30 offices along Florida’s west coast and in central Florida; 14 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; three offices in Tulsa, Okla.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

This press release contains forward-looking statements concerning M&I’s future operations and financial results. Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements. These factors include (i) the factors identified in M&I’s Annual Report on Form 10-K for the year ended December 31, 2006 under the heading “Forward-Looking Statements” which factors are incorporated herein by reference, and (ii) such other factors as may be described from time to time in M&I’s SEC filings.

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